UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51844	36-4350876
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 North Roselle Road, Schaumburg, Illinois	60195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 27, 2007, the Board of Directors of iPCS, Inc. (the “Company”) expanded the size of the Board by one to eight directors and appointed Mikal J. Thomsen to fill the vacancy created by this increase. The Board has not determined Mr. Thomsen’s committee appointments. Mr. Thomsen is a partner and co-founder of Trilogy Equity Partners, a Seattle-based investment firm founded in 2005. Previously, Mr. Thomsen served as the President and a director of Western Wireless Corporation until it was sold to Alltel Corporation in July 2005. Mr. Thomsen is also a director of Winebid.com, SnapIn Software, and Sparkplug Corporation.

Mr. Thomsen was nominated to be appointed to the Board by the Nominating and Corporate Governance Committee. Mr. Thomsen will be compensated according to the previously disclosed compensation plan of the Company for outside directors.

Richard S. Parisi advised the Board on April 27, 2007 that he has chosen not to stand for re-election to the Board at the Company’s 2007 Annual Meeting of Stockholders to be held on June 12, 2007. Mr. Parisi has been a member of the Board since September 2006 and is a member of the Company’s Compensation Committee. Mr. Parisi’s decision not to stand for re-election was not based on any disagreements he had with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: April 30, 2007
	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Vice President, General Counsel and Secretary